EXHIBIT 99.1

Amyris Reports Second Quarter 2014 Financial Results

  End of quarter cash, cash equivalents and short-term investments balance of $90.2 million.
  Strong manufacturing performance at Brotas delivers lowest farnesene production costs to date and successful start of fragrance molecule production.
  Addition of Braskem as a new collaboration partner for renewable isoprene and Natura for cosmetics sector.
  Reiterates expectation for doubling renewable product sales year-on-year and achieving cash flow positive from operations in second half of 2014.

EMERYVILLE, Calif., Aug. 7, 2014 (GLOBE NEWSWIRE) -- Amyris, Inc. (Nasdaq:AMRS), the industrial bioscience company, today announced financial results for the second quarter ended June 30, 2014 and reiterated guidance for 2014.

"With two new collaboration partners, continued progress on renewable product sales, and our best operational performance to date, we're well positioned to double our renewable product sales this year over 2013 and deliver positive operational cash flow in the second half of this year. In May, we completed a $75 million convertible note financing and, since quarter-end, increased our cash balance sheet with payments from our ongoing collaborations as well as additional inflows from new collaborations,"said John Melo, Amyris President & CEO.

"We rounded out our developing product portfolio for the tire industry when Braskem joined our collaboration to develop and produce renewable isoprene, and our expanded collaboration with Kuraray for liquid rubber. With TOTAL, we obtained industry certification for sales of our renewable jet fuel and have begun sales of jet fuel. We continue to experience strong demand for sustainable products that perform better than the alternative and are cost competitive, while solving the supply challenges our customers face in growing their business," concluded Melo.

BUSINESS HIGHLIGHTS

Key operating and development highlights since the end of the first quarter include the following:

Renewable Production

  Achieved our lowest-cost production of farnesene at Brotas biorefinery thanks to continued operational efficiency.
  Commenced Brotas production of our first fragrance oil molecule as planned with initial commercial shipments underway.
  Produced and shipped jet grade farnesane, which is now in use in commercial flights at 10% blends with Jet A/A1.

Sales & Collaboration

  Realized total revenues during the second quarter of $9.3 million on a GAAP basis. Combined inflows from product sales and collaborations were $8.2 million on a non-GAAP basis during same period.
    Renewable product sales revenue were $4.4 million, a 5.4% increase over the second quarter of 2013.
    Recognized grants and collaborations revenues were $4.9 million on a GAAP basis. During the second quarter, cash inflows from collaborations were $3.8 million, non-GAAP. The difference between revenues and collaboration cash inflows is timing of revenue recognition.
  Expanded isoprene collaboration with addition of a new partner, Braskem, and added first cosmetic product collaboration with Natura.

Financial Performance

  Total revenues of $9.3 million during the second quarter on a GAAP basis. Combined inflows from product sales and collaborations of $8.2 million on a non‐GAAP basis.
  Continued progress in reducing operating expenses, down by 9% against second quarter of 2013. Capital expenses for the first half were $2.1 million.
  Non-GAAP EBITDA of -$18.0 million, or -$0.23 per share; on a GAAP basis, net loss of $35.5 million, or $0.45 per share on a basic basis.
  Quarter-end cash, cash equivalents and short-term investments balance of $90.2 million.

FORWARD-LOOKING GUIDANCE AND OUTLOOK

In light of our progress during the first half of 2014, we are providing guidance for 2014 and beyond.

  Inflows. We continue to expect renewable product sales to be over $32 million, doubling our 2013 renewable product sales, and to achieve positive cash margin from products. In addition, we continue to expect collaboration inflows, a non-GAAP measure, in the range of $60 million to $70 million by the end of the year.
  Expenses. We continue to expect cash operating expenses for R&D and SG&A in the range of $80 million to $85 million and capital expenditures less than $10 million in 2014.
  Earnings. We continue to expect to achieve positive cash flow from operations during the second half of the year and to achieve positive EBITDA in 2015.
  Payback. We expect cash payback for our Brotas biorefinery in the next two years (following 2013 start-up year), based on plant cash contributions of $10 million to $15 million in 2014 and $40 million to $50 million in 2015.

CONFERENCE CALL AND INVESTOR CONFERENCE

Amyris will discuss these results and provide a business update in a conference call scheduled for today at 4:30 p.m. ET (1:30 p.m. PT). Investors may access a live audio webcast of this conference call and accompanying presentation in the Investor Relations section of the Company's website at http://investors.amyris.com. A replay of the webcast will be available in the Investor Relations section of the Company's website approximately two hours after the conclusion of the call and will remain available for approximately 60 calendar days.

Amyris will participate in the Jefferies Industrials Conference 2014 taking place on Monday, August 11 in New York City. Amyris CFO, Paulo Diniz, is scheduled to make a presentation at 9:30 a.m. ET. A live webcast will be available in the Investor Relations section of the Company's website at http://investors.amyris.com.

FINANCIAL RESULTS

The Company's quarterly results includes both GAAP and non-GAAP financial information, because the Company considers non-GAAP information to be a helpful measure to assess its operational performance and for financial and operational decision-making. The Company's non-GAAP financial information excludes stock-based compensation, loss on purchase commitments and write off of production assets, depreciation and amortization, gains and losses from changes in fair value of derivatives and debt extinguishment, but adds back accounts receivable, deferred revenue and funding associated with collaborations. EBITDA, a non-GAAP measure, is calculated using non-GAAP product sales and collaboration inflows, cost of products sold and expenses. Non-GAAP net income (loss) attributable to Amyris, Inc. common stockholders is calculated using GAAP net income (loss) attributable to Amyris, Inc. common stockholders and excluding the non-GAAP financial information described above. A reconciliation of the non-GAAP financial measures presented in this release, including non-GAAP net income (loss) and non-GAAP EBITDA, to their GAAP equivalents, is provided in the tables to this press release.

Second Quarter 2014

Revenues are based on the two pillars of the Company's business model - collaboration inflows and product sales.

Total revenues for the second quarter of 2014 were $9.3 million, compared to $10.8 million for the second quarter of 2013.

During the second quarter of 2014, the Company's cost of products sold, before loss on purchase commitments and write-off of production assets, was $7.5 million, compared with $8.9 million for the second quarter of 2013. The lower cost of products sold for second quarter of 2014 was driven by higher production volumes and overall manufacturing cost reduction efforts.

Combined research & development expenses and sales, general & administrative expenses for the second quarter of 2014 were $26.1 million, compared with $28.7 million for the second quarter of 2013. The 9% decrease in operating expenses was a result of reductions in personnel-related costs and overall lower spending in comparison to the prior year.

Net loss attributable to Amyris common stockholders for the second quarter was $35.5 million, or $0.45 per share on a basic and diluted basis, which includes a non-cash loss related to change in fair value of derivatives and debt extinguishment of $4.3 million, or $0.05 per share on a basic basis. In the second quarter of 2013, the GAAP net loss attributable to Amyris common stockholders was $38.9 million, or $0.51 per share on a basic and diluted basis. On a non-GAAP basis, net loss attributable to Amyris common stockholders for the second quarter of 2014 was $23.7 million, or $0.30 per share (basic and diluted), compared to a net loss of $21.1 million, or $0.28 per share (basic and diluted), for the same period of 2013.

The difference between GAAP and non-GAAP income/loss is primarily related to a non-cash benefit that was triggered by features of outstanding convertible notes related to change in control protection and price-based anti-dilution adjustment provisions. The valuation of these derivative liabilities decreased in the second quarter primarily as a result of a decrease in the remaining term of the convertible notes due to the passage of time as all of the other significant assumptions remained relatively constant as of June 30, 2014, compared to March 31, 2014.

As of June 30, 2014, the Company had derivative liabilities, primarily related to outstanding convertible notes, with a fair value of $147.8 million. The Company estimates the fair value of these derivatives using several valuation models. Changes in the inputs for these valuation models may have a significant impact in the estimated fair value of the derivative liabilities. For example, a decrease in the Company's stock price results in a decrease in the estimated fair value of the derivative liabilities.

Six Months Ended June 30, 2014

Aggregate revenues for the six months ended June 30, 2014 were $15.3 million, compared to $18.7 million for the six months ended June 30, 2013.

During the six months ended June 30, 2014, the Company's cost of products sold, before loss on purchase commitments and write-off of production assets, was $13.7 million, compared with $17.8 million for the six months ended June 30, 2013. The lower cost of products sold for the first half of 2014 was driven by higher production volumes and overall manufacturing cost reduction efforts.

Combined research & development expenses and sales, general & administrative expenses for the six months ended June 30, 2014 were $52.5 million, compared with $59.3 million for the six months ended June 30, 2013. The 11% decrease in operating expenses was a result of reductions in personnel-related costs and overall lower spending in comparison to the prior year.

Net loss attributable to Amyris common stockholders for the six months ended June 30, 2014 was $19.1 million, or $0.25 per share on a basic basis and $0.66 per share on a diluted basis, which includes a non-cash gain related to change in fair value of derivatives and debt extinguishment of $43.6 million, or $0.56 per share on a basic basis. During the six months ended June 30, 2013, the GAAP net loss attributable to Amyris common stockholders was $71.5 million, or $0.96 per share on a basic and diluted basis. On a non-GAAP basis, net loss attributable to Amyris common stockholders for the six months ended June 30, 2014 was $47.8 million, or $0.62 per share (basic and diluted), compared to a net loss of $46.2 million, or $0.62 per share (basic and diluted), for the same period of 2013.

The difference between GAAP and non-GAAP income/loss is primarily related to a non-cash benefit that was triggered by features of outstanding convertible notes related to change in control protection and price-based anti-dilution adjustment provisions. The valuation of these derivative liabilities decreased primarily as a result of a decrease in the Company's stock price at June 30, 2014 compared to the stock price at December 31, 2013.

Non-GAAP Financial Information

Condensed consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. The non-GAAP financial measures exclude non-cash items such as stock-based compensation, loss on purchase commitments and write-off of production assets, depreciation and amortization, gains and losses from change in fair value of derivatives and debt extinguishment but adds back accounts receivable, deferred revenue and funding associated with collaborations. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management's internal comparisons to Amyris's historical performance as well as comparisons to the operating results of other companies. In addition, Amyris believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision-making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and, therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Amyris's operating performance. Reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

About Amyris

Amyris is an integrated renewable products company focused on providing sustainable alternatives to a broad range of petroleum-sourced products. Amyris uses its industrial synthetic biology platform to convert plant sugars into a variety of molecules -- flexible building blocks that can be used in a wide range of products. Amyris is commercializing these products both as No Compromise® renewable ingredients in cosmetics, flavors and fragrances, polymers, lubricants and consumer products, and also as No Compromise renewable diesel and jet fuel. Amyris Brasil Ltda., a subsidiary of Amyris, oversees the establishment and expansion of Amyris's production in Brazil. More information about Amyris is available at www.amyris.com.

Forward-Looking Statements

This release contains forward-looking statements, and any statements other than statements of historical facts could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding future events (such as expectations for cash inflows from product sales and collaborations and growth in sales, achievement of positive cash margin from products, operating expenses, positive EBITDA and cash flows, profitability in 2015, and cash payback from operations at a manufacturing plant) that involve risks and uncertainties. These statements are based on management's current expectations and actual results and future events may differ materially due to risks and uncertainties, including those associated with any delays or failures in development, production and commercialization of products, liquidity and ability to fund capital expenditures, Amyris's reliance on third parties to achieve its goals, and other risks detailed in the "Risk Factors" section of Amyris's quarterly report on Form 10-Q filed on May 9, 2014. Amyris disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Amyris, the Amyris logo, Biofene, Neossance, Diesel de Cana, and No Compromise are trademarks or registered trademarks of Amyris, Inc. All other trademarks are the property of their respective owners.

Amyris, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30,	December 31,
	2014	2013

Assets
Current assets:
Cash, cash equivalents and short-term investments	$ 90,207	$ 8,296
Accounts receivable, net	4,675	7,734
Related party accounts receivable	51	484
Inventories, net	14,753	10,888
Prepaid expenses and other current assets	7,138	9,518
Total current assets	116,824	36,920
Property, plant and equipment, net	140,656	140,591
Restricted cash	1,721	1,648
Other assets	15,826	10,585
Goodwill and intangible assets	9,120	9,120
Total assets	$ 284,147	$ 198,864

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$ 8,503	$ 6,512
Deferred revenue	10,372	2,222
Accrued and other current liabilities	12,761	21,221
Capital lease obligation, current portion	882	956
Debt, current portion	9,923	6,391
Total current liabilities	42,441	37,302
Capital lease obligation, net of current portion	228	287
Long-term debt, net of current portion	111,952	56,172
Related party debt	100,480	89,499
Deferred rent, net of current portion	10,223	10,191
Deferred revenue, net of current portion	4,100	5,000
Derivative liability	147,840	134,717
Other liabilities	6,560	1,544
Total liabilities	423,824	334,712

Amyris, Inc. stockholders' deficit	(138,991)	(135,264)
Noncontrolling interest	(686)	(584)
Total stockholders' deficit	(139,677)	(135,848)

Total liabilities and stockholders' deficit	$ 284,147	$ 198,864

Amyris, Inc.
Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except per share data)
	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Revenues
Renewables	$ 4,379	$ 4,160	$ 7,221	$ 7,140
Related party renewables	31	25	34	28
Total product sales	4,410	4,185	7,255	7,168
Grants and collaborations revenue	4,897	6,414	8,093	8,762
Related party grants and collaborations revenue	--	250	--	2,788
Total grants and collaborations revenue	4,897	6,664	8,093	11,550
Total revenues	9,307	10,849	15,348	18,718
Costs and operating expenses
Cost of products sold	7,511	8,853	13,747	17,813
Loss on purchase commitments and write off of production assets	52	8,423	159	8,423
Research and development (1)	12,175	13,992	25,161	29,746
Sales, general and administrative (1)	13,971	14,718	27,370	29,545
Total costs and operating expenses	33,709	45,986	66,437	85,527
Loss from operations	(24,402)	(35,137)	(51,089)	(66,809)
Other income (expense):
Gain (loss) from change fair in value of derivative & debt extinguishment	(4,334)	(254)	43,636	785
Other income (expense), net	(6,649)	(3,277)	(11,465)	(4,723)
Total other income (expense)	(10,983)	(3,531)	32,171	(3,938)
Loss before income taxes	(35,385)	(38,668)	(18,918)	(70,747)
Benefit (provision) for income taxes	(125)	(246)	(236)	(482)
Net loss	$ (35,510)	$ (38,914)	$ (19,154)	$ (71,229)
Net (income) loss attributable to noncontrolling interest	31	38	60	(261)
Net loss attributable to Amyris, Inc. common stockholders	$ (35,479)	$ (38,876)	$ (19,094)	$ (71,490)
Net loss per share attributable to common stockholders, basic	$ (0.45)	$ (0.51)	$ (0.25)	$ (0.96)
Net loss per share attributable to common stockholders, diluted	$ (0.45)	$ (0.51)	$ (0.66)	$ (0.96)
Weighted-average shares of common stock outstanding used in computing net income (loss) per share of common stock:
Basic	78,604,692	75,959,228	77,722,437	74,640,314
Diluted	78,604,692	75,959,228	110,632,078	74,640,314

(1) Includes stock-based compensation expense of the following for the periods presented:

Research and development	$ 909	$ 1,049	$ 1,708	$ 2,296
Sales, general and administrative	2,774	3,936	5,489	6,882
	$ 3,683	$ 4,985	$ 7,197	$ 9,178

Amyris, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
(In thousands, except per share data)
	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013

Net loss attributable to Amyris, Inc. common stockholders (GAAP)	$ (35,479)	$ (38,876)	$ (19,094)	$ (71,490)
Loss on purchase commitments and write off of production assets	52	8,423	159	8,423
Stock-based compensation expense	3,683	4,985	7,197	9,178
Depreciation and amortization	3,739	4,101	7,539	8,491
Gain (loss) from change fair in value of derivative & debt extinguishment	4,334	254	(43,636)	(785)
Net loss attributable to Amyris, Inc. common stockholders (Non-GAAP)	$ (23,671)	$ (21,113)	$ (47,835)	$ (46,183)

Net loss per share attributable to Amyris, Inc. common stockholders, basic (GAAP)	$ (0.45)	$ (0.51)	$ (0.25)	$ (0.96)
Loss on purchase commitments and write off of production assets	--	0.11	--	0.11
Stock-based compensation expense	0.05	0.07	0.09	0.12
Depreciation and amortization	0.05	0.05	0.10	0.12
Gain (loss) from change fair in value of derivative & debt extinguishment	0.05	0.00	(0.56)	(0.01)
Net loss per share attributable to Amyris, Inc. common stockholders, basic and diluted (Non-GAAP)	$ (0.30)	$ (0.28)	$ (0.62)	$ (0.62)

Amyris, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013

Product sales (GAAP & Non-GAAP)
Renewables	$ 4,410	$ 4,185	$ 7,255	$ 7,168
Product sales (GAAP & Non-GAAP)	$ 4,410	$ 4,185	$ 7,255	$ 7,168

Grants and collaborations revenue (GAAP)	$ 4,897	$ 6,664	$ 8,093	$ 11,550
Change in accounts receivable, deferred revenue and fundings associated with collaborations	(1,066)	9,635	10,749	16,510
Collaborations Inflows (Non- GAAP) (1)	$ 3,831	$ 16,299	$ 18,842	$ 28,060

Total Revenues (GAAP)	$ 9,307	$ 10,849	$ 15,348	$ 18,718
Change in accounts receivable, deferred revenue and fundings associated with collaborations	(1,066)	9,635	10,749	16,510
Total Product Sales and Collaboration Inflows (Non-GAAP) (1)	$ 8,241	$ 20,484	$ 26,097	$ 35,228

Costs of products sold (GAAP)	$ 7,511	$ 8,853	$ 13,747	$ 17,813
Depreciation and amortization	(1,447)	(1,586)	(2,817)	(3,018)
Costs of products sold (Non- GAAP)	$ 6,064	$ 7,267	$ 10,930	$ 14,795

Gross Profit (non-GAAP)	$ 2,177	$ 13,217	$ 15,167	$ 20,433
Gross Margin (%)	26.4%	64.5%	58.1%	58.0%

Research and development (GAAP)	$ 12,175	$ 13,992	$ 25,161	$ 29,746
Stock-based compensation expense	(909)	(1,049)	(1,708)	(2,296)
Depreciation and amortization	(1,900)	(2,192)	(3,961)	(4,572)
Research and development (Non-GAAP)	$ 9,366	$ 10,751	$ 19,492	$ 22,878

Sales, general and administrative (GAAP)	$ 13,971	$ 14,718	$ 27,370	$ 29,545
Stock-based compensation expense	(2,774)	(3,936)	(5,489)	(6,882)
Depreciation and amortization	(392)	(323)	(761)	(901)
Sales, general and administrative (Non- GAAP)	$ 10,805	$ 10,459	$ 21,120	$ 21,762

EBITDA (Non-GAAP)	$ (17,994)	$ (7,993)	$ (25,445)	$ (24,207)

EBITDA (Non-GAAP) Per Share	$ (0.23)	$ (0.11)	$ (0.33)	$ (0.32)

(1) The difference between the GAAP and non-GAAP collaborations numbers is timing of revenue recognition.
(2) Non-GAAP Gross Profit is calculated based on non-GAAP Product Sales & Grants and Collaboration Inflows and Cost of Products Sold, and does not include costs related to collaborations.
CONTACT: Amyris, Inc.
         Investor Relations
         Joel Velasco
         (510) 740-7481
         investor@amyris.com